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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Spacelabs Medical, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-15815) on Form S-8 of Spacelabs Medical, Inc. of our report dated June 11, 1999 relating to the statements of assets available for plan benefits of Spacelabs Medical, Inc. Incentive Savings and Stock Ownership Plan as of December 31, 1998 and 1997, and the statements of changes in assets available for plan benefits for the years then ended and the related supplementary schedules as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of Spacelabs Medical, Inc. Incentive Savings and Stock Ownership Plan.



KPMG LLP



Seattle, Washington
June 25, 1999